EXHIBIT 5.1

April 19, 2002

Numerical Technologies, Inc.
70 West Plumeria Drive
San Jose, CA 95134

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about April 19, 2002, in connection with the registration under the Securities Act of 1933, as amended, of (i) an aggregate of 225,000 shares of your Common Stock (the “Selling Stockholder Shares”) issued pursuant to your 2000 Stock Plan (the “2000 Plan”) and registered on behalf of a certain selling stockholder listed in the Registration Statement, (ii) 1,643,000 shares of your Common Stock reserved for issuance under the 2000 Plan and (iii) 300,000 shares of your Common Stock reserved for issuance under your 2000 Employee Stock Purchase Plan (the “Purchase Plan”). The 1,643,000 shares of Common Stock reserved under the 2000 Plan and the 300,000 shares of Common Stock reserved under the Purchase Plan are collectively referred to hereinafter as the “Shares,” and the 2000 Plan and the Purchase Plan are collectively referred to hereinafter as the “Plans.” As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the sale of the Selling Stockholder Shares.

It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

By:	/s/ WILSON SONSINI GOODRICH & ROSATI